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                                                                   Exhibit 10.15

                                                                October 24, 2001

Jon Niess
14985 Camdon Hill
Eden Prairie, MN 55347

Dear Jon:

     It is with pleasure that I extend this offer of employment to you on behalf of Click Commerce, Inc. ("Click"). I am confident that with your skills, hard work and dedication we can significantly grow the Click business to be the nation's leading Business-to-Business E-Commerce Company.

     This letter sets forth Click's offer of employment to you on the following terms:

1.   Position: Senior Vice President, Field Operations

2.   Reporting Manager: William Conroy, President and COO

3. Base Compensation: $225,000 annual salary, currently being paid equally over 26 payment periods

4. Variable Compensation: Beginning January 1, 2002, you will be eligible an additional annual cash bonus equal up to $175,000. This annual bonus shall be based upon the achievement of specified organizational and personal management objectives to be agreed upon and determined by the Corporation's senior management team and the Human Resources and Compensation Committee of the Board of Directors of the Corporation ("Bonus Objectives") and will be paid annually. The remaining portion of the bonus will be based on the achievement of quarterly sales goals and will be paid quarterly. The Bonus Objectives for a particular calendar year shall be determined not later than the commencement of such year, shall be set forth in writing, and shall set forth the objectives to be achieved on a quarterly and annual basis.

5. Stock Options: Subject to your execution of a Stock Option Agreement, you will be granted options to purchase an aggregate of 400,000 shares of common stock at an exercise price equal to the fair market value of Click's stock on your start date as determined by the Board of Directors. The options shall vest annually on a pro-rata basis over three years.

6. Acceleration of Option Vesting: In the event of a Change in Control of the Corporation, notwithstanding the vesting schedule set forth in Item 5, all of the unvested Options shall immediately vest. Should the new controlling party so desire, you would be obligated to remain in its employ for twelve
     (12) months from the date of change in control in order to receive the immediate vesting outlined in this paragraph.

7.   Start Date: October 30,2001


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8.   Housing: You will have the use of a Click Commerce corporate apartment while commuting to Chicago.

9. Relocation: You agree that no later than July 31, 2002, you will decide to relocate your primary residence to Chicago, if requested by the company. Such relocation will be completed no later than October 1, 2002. If you decide to relocate, you will be paid a moving allowance of $50,000 and you will be directly responsible for payment of all of your moving expenses from that allowance. If you decide not to relocate, you will terminate your employment with the company and you shall become immediately vested in 66,667 options.

10. Benefits Summary: You will become eligible on your first day of employment for the benefits set forth below:

     -    Medical, dental, and vision insurance
     - $50,000 of life insurance, short-term and long-term disability insurance
     - Four (4) weeks vacation each calendar year, with the first year's accrual prorated to your start date
     -    401K with a Company match after a 6 months of employment

11. Termination for Reason Other Than Cause: In the event of a termination by the Corporation for any reason other than cause, as defined below, the Corporation shall be obligated to pay you ninety (90) days base salary in bi-weekly installments. In addition, you shall be entitled to keep all Options vested pursuant to Item 5 as of the date of termination and you shall be entitled to retain such additional Options that would otherwise vest within the one year period immediately following such termination date.

     Click shall have "Cause" to terminate your employment on the basis of: (i) your willful misconduct or gross negligence in connection with the performance of your responsibilities and duties for Click. (ii) an act by you of fraud, misappropriation or dishonesty that results in or is intended to result in your personal enrichment at the expense of Click or any of its customers, vendors or suppliers, (iii) your commission of any act that constitutes a felony, (iv) your commission of any other crime or offense that involves the property, business relationships or employees of Click,
     (v) the breach by you of any obligation of confidentiality, non-solicitation, or non-competition under any written agreement with Click or any obligation to Click imposed or imputed by applicable law, or (vi) exhibited documented habitual absenteeism or repeated failure to perform an reasonable or customary task typically required in connection with your employment and position with Click or its subsidiaries.

12. Contingencies: This offer is contingent upon your signing of an Employee Confidentiality Agreement. Click reserves the right to withdraw this employment offer if not accepted by you within five (5) calendar days of the date of this letter or if Click, in its sole and absolute discretion, cannot verify any representations made by you (education, experience, prior employment).

13. Employment at Will: This offer of employment does not constitute an employment agreement, but sets forth the general terms upon which you will be offered employment by Click. Your employment will be "at-will" and both Click and you retain the right to terminate the employment relationship at any time without cause.

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14.  No Restrictions: By executing this offer, you warrant that you are not under any other employment obligations and are not contractually prohibited or precluded from accepting an employment offer from Click.

     I want to welcome you to Click and tell you how excited I am for the growth possibilities that we have at Click. If the above terms are satisfactory, please sign on the acceptance line and fax it back to (312) 377-7704 (attention Becky Maskey). If you have any questions regarding this offer please contact me at
(312) 482-9006.

     The undersigned agrees that no representations, warranties, conditions or agreements, oral or written, express or implied, have been made except as expressly provided herein. This offer contains the entire terms and conditions of employment by Click and supersedes and cancels any and all prior or contemporaneous oral or written understandings, negotiations and agreements.

                                                              Sincerely,
Acceptance:

/s/ Jon O. Niess           October 25, 2001                   William M. Conroy
------------------------------------------------------        President and COO
Jon O. Niess               Date

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